Exhibit 10(s)

DPL INC.

PARTICIPATION AGREEMENT

This PARTICIPATION AGREEMENT (“Agreement”) is entered into this 2 day of August 2007 (the “Effective Date”) among DPL Inc., an Ohio corporation (“DPL”), The Dayton Power and Light Company, an Ohio corporation (“DP&L”) (collectively, the “Company”), and Teresa F. Marrinan (“Executive”).

WHEREAS, DPL has an executive compensation program (the “Program”), generally effective as of January 1, 2006;

WHEREAS, the Program provides benefits pursuant to the following plans which have been approved by the compensation Committee of the Board of Directors of DPL (the “Committee”) and adopted by the Board of Directors of DPL (the “Board”): the DPL Inc. Severance Pay and Change of Control Plan, the DPL Inc. Supplemental Executive Defined Contribution Retirement Plan, the DPL Inc. 2006 Equity and Performance lncentive Plan, the DPL Inc. Executive Incentive Compensation Plan (the “EICP”), the DPL Inc. 2006 Deferred Compensation Plan for Executives and the DPL Inc. Pension Restoration Plan (collectively, the “Plans”);

WHEREAS, Executive’s participation in the Plans and eligibility for the benefits provided thereunder requires execution of this Agreement; and

WHEREAS, DPL desires to provide Executive benefits in addition to those provided by the Program, as described herein.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive agrees as follows:

1.             Effective Date.    This Agreement is effective on the Effective Date and will continue in effect as provided herein.

2.             Participation in the Plans.    DPL confirms that Executive has been designated by the Committee and the Board to participate in each of the Plans pursuant to the terms thereof as of the date Executive commences her employment, contingent on her execution of this Agreement. Executive is eligible to receive additional benefits as such are provided to other similarly situated employees of the Company from time to time.

3.             Perquisite Allowance.    By executing this Agreement, Executive shall be entitled to receive a perquisite allowance in the amount of $20,000 per year (the “Perquisite Allowance”), for each year that (a) Executive remains designated by the Committee as eligible to receive the Perquisite Allowance and (b) DPL continues to make the Perquisite Allowance available to executive-level employees of the Company. Executive has been designated by the Committee as eligible to receive the Perquisite Allowance for 2007. The Perquisite Allowance for 2007 shall be paid as soon as practicable after the execution of this Participation Agreement. The Perquisite Allowance for years after 2007 shall be paid to Executive as soon as practicable after the Committee designates Executive as eligible to receive the Perquisite Allowance for that year. The Perquisite Allowance will not be deemed “compensation,” as that term is defined under any of the Plans, nor under any other plan, practice, program or policy of the Company or any of its affiliates, as in effect from time to time.

4.             Non-Solicitation.    As a condition to her eligibility to participate in the Program, Executive hereby agrees that during her employment and for a period of two years following her termination of employment with the Company, Executive will not (a) solicit for employment with himself or any firm or entity with which he is associated, any employee of the Company, its subsidiaries or affiliates, or otherwise disrupt, impair, damage or interfere with the Company’s, its subsidiaries’ or affiliates’ relationships with their employees or (b) solicit for Executive’s own behalf or on behalf of any other person(s), any retail customer of the Company, its subsidiaries or affiliates, that has purchased products or services from the Company, its subsidiaries or affiliates, at any time (i) with respect to solicitation during employment, during the Executive’s employment or (ii) with respect to solicitation after termination of employment, in the twelve months preceding the date on which Executive’s employment with the Company, its subsidiaries or affiliates is terminated or that the Company, its subsidiaries or affiliates are actively soliciting or have known plans to solicit, for the purpose of marketing or distributing any product, pricing or service competitive with any product, pricing or service then offered by the Company, its subsidiaries or affiliates or which the Company, its subsidiaries or affiliates have known plans to offer.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed ther Agreement on the date first written above.

DPL INC. and
THE DAYTON POWER AND LIGHT COMPANY

By:	/s/ Paul M.Barbas
Paul M.Barbas
President and Chief Executive Officer

/s/ Teresa F. Marrinan
Teresa F. Marrinan